Exhibit 24.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FARBER HASS HURLEY & MCEWEN LLP

To the Board of Directors
Zegarelli Group International, Inc.
Sun Valley, California

We consent to the use of our Independent Registered Public Accounting Firm’s Report dated July 23, 2007 covering the financial statements of Zegarelli Group International, Inc. at and for the period ended December 31, 2006 and 2005, in the registration statement on Form 10-SB to be filed with the Securities and Exchange Commission on or about July 30, 2007.

We also consent to the references to us as experts in matters of accounting and auditing in the noted registration statement.

/s/ FARBER HASS HURLEY & MCEWEN LLP
FARBER HASS HURLEY & MCEWEN LLP
CERTIFIED PUBLIC ACCOUNTANTS

Granada Hills, California
July 30, 2007